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PERSONAL AND PRIVATE

                                                                   EXHIBIT 10.22

October 4, 1999


Mr. Michael C. Mulica
2324 Lincolnwood Avenue
Evanston, IL  60201

Dear Mike:

I am delighted to confirm our offer to you to join Phone.com, Inc. Each person at Phone.com, Inc. will help shape our values and direction; each person will add his or her unique strengths and perspectives, and we are certainly looking forward to your contributions to our growing company.

The offer is for you to join us as a Senior Vice President, Worldwide Sales, Support and Consulting reporting to myself. Your monthly salary will be $18,333.33 per month or $220,000 on an annualized basis, and your annual target compensation will be $380,000, with the bonus based upon your performance in achieving defined objectives in your position as Senior Vice President, Worldwide Sales, Support and Consulting. For the first nine months of your employment, you will receive a non-recoverable draw equal to your incentive bonus. From that point on your incentives will be governed by the plan provisions which include a 50% recoverable draw. As an employee, you are also eligible to receive our standard employee benefits.

Subject to the approval of the Board of Directors of Phone.com, Inc. you will be granted an option to purchase:

1. 175,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant. The shares will vest over four years with a one year cliff, meaning that one fourth of your shares will be vested one year from your hire date and the remaining shares will vest monthly after your first year of employment, for the following three years.

2. 25,000 shares of Common Stock at an exercise price equal to half of the closing price of the Common Stock on the date of grant. Vesting for this grant will commence on the date of grant, and the shares will vest on a monthly basis over a period of four years. Note these options will be considered non-qualified stock options (NSO's) and will be subject to taxation at the time of exercise.

3. Two blocks of 50,000 options which may be granted along with the first grant of 175,000 options or on the first day of the following two quarters, whichever you choose. However, you must state your preference on your date of hire. The shares will vest over four years with

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   a one year cliff, meaning that one fourth of your shares will be vested one year from your hire date and the remaining shares will vest monthly after your first year of employment, for the following three years.

Vesting will, of course, depend on your continued employment with Phone.com, Inc. You will be offered to sign a "double trigger" agreement, which calls for accelerated vesting of your stock if you are terminated within an 18 month period after the Company is acquired.

As we have discussed, we are extending additional financial support for your
relocation to the Bay Area.   The relocation benefits available to you are
described below:

1. Moving of typical and customary household goods to your primary residence in California, including two automobiles.

2. Storage of household goods for up to 30 days.

3. Reimbursement for real estate sales commissions on the sale of your existing residence in Evanston as well as your second home in Wisconsin up to a maximum of $80,000 in total for both. It is expected that you will make every effort to minimize these costs through negotiated real estate sales commissions.

4. You may have the option to secure a one-time low-interest loan which will be secured against your primary California residence. The amount of this loan will be negotiated separately dependent on the specifics of your real estate transaction, with the interest and repayment terms of this loan being set forth in a separate loan agreement. It is understood that both you and Phone.com will be reasonable in the negotiation of this loan arrangement.

5. On the purchase of your primary residence in California, payment of closing costs that are typical for a buyer in the California area that are non-recurring and not negotiable or negotiated up to one percent (1%) of the purchase price.

6. Temporary living accommodations for a period of up to 180 days at accommodations selected by Phone.com

7. Substitute transportation for a period of up to 30 days or until your personal vehicle arrives, whichever is sooner.

8. Payment of expenses related to two house-hunting trips to the Bay Area with your spouse. This would include coach round trip airfare, rental car and per diem meal expenses.

9. Use of local relocation counseling services as selected by the Company.

Any amounts received by you for relocation expenses will be reported as taxable income to you in the year received as required by applicable tax law. Income taxes which result from Company payments under this agreement are your responsibility. You may wish to consult a tax advisor to clarify the tax implications to you. Relocation must be completed and associated expenses must be submitted to Phone.com, Inc. by not later than one year from your employment date.

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You should be aware that your employment with Phone.com, Inc. is for no specified period and constitutes "at will" employment. As a result, you are free to resign at any time, for any reason or for no reason. similarly, Phone.com is free to conclude its employment relationship with you at any time, with or without cause. However, should your employment be terminated except "for cause" during the first 24 months of employment, you will be eligible to receive a severance package equal to 12 months of target pay and benefits, excluding the further vesting of options. After 24 months of employment, this severance package will be equal to six months of target pay and benefits again excluding the further vesting of options.

[Cause "shall mean (i) gross negligence or willful misconduct in the performance of the Employee's duties to the Company; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law; (iv) refusal or failure to act in accordance with any specific direction or order of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined by the Board of Directors of the Company.]

You are invited to attend Day One Orientation on your first day of work during which you will learn more about UP's business, culture and benefits.
Orientation will be held from 9:00 AM to 11:00 AM in the Human Resources Department. For purposes of Federal Immigration Law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Upon joining Phone.com, Inc. you will be required to sign a confidentiality and invention agreement in which you will be asked to protect the company's confidential information and to assign to the company any inventions produced in the course of your work.

This letter together with the confidentiality agreement sets forth the terms of your employment with Phone.com, Inc. and supercedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by Phone.com, Inc. and you. Please review these terms to make sure they are consistent with your understanding. If so, send back to me this signed offer letter no later than Wednesday, October 6, 1999. As we have discussed, your expected start date is on or before November 1, 1999.

Your acceptance of this offer represents a unique opportunity for Phone.com, Inc. both to grow and to succeed. I want to thank you for the commitment you have made to our common vision and look forward to working with you.

                                         Accepted by:


/s/ Alain Rossman                            /s/ Michael C. Mulica
-----------------                            ---------------------
Alain Rossmann                           Michael C. Mulica
Chairman and CEO

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